UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 5, 2017
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FIRST NBC BANK HOLDING COMPANY
(Exact name of registrant as specified in its charter)
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Louisiana	001-35915	14-1985604
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 Baronne Street New Orleans, Louisiana	70112
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (504) 566-8000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On April 5, 2017, First NBC Bank Holding Company (the “Company”) authorized the issuance of shares of its Series E non-cumulative mandatorily convertible perpetual preferred stock to members of its board of directors in consideration for their direct contribution of an aggregate amount of $1.725 million to fund the most recent interest payment on the Company’s outstanding subordinated debt securities in February 2017.  The Series E preferred stock ranks junior to the Company’s outstanding Series D preferred stock and senior to the Company’s common stock with regard to dividends and distributions upon liquidation.  Dividends on the Series E preferred stock are payable after September 30, 2018, as, if and when declared by the Company’s board of directors out of funds legally available therefor, at a rate of 5% per annum, in cash or in kind through the issuance of additional shares of Series E preferred stock.  The shares of Series E preferred stock will convert automatically into shares of common stock of the Company upon the later to occur of (1) the completion of an equity offering by the Company as a result of which the Company’s bank subsidiary becomes “adequately capitalized” within the meaning of the federal bank regulatory capital rules and (2) the approval by the Company’s shareholders of an amendment to the Company’s articles of incorporation to increase the amount of authorized shares of common stock of the Company to an amount sufficient to permit the conversion of shares of preferred stock of the Company issued in the equity offering, and the conversion will occur at a price per common share equal to the per share price at which common shares are issued in the equity offering.  The Series E preferred stock has no voting rights.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Boards of Directors of the Company and First NBC Bank (the “Bank”) took action to appoint Chief Executive Officer Carl J. Chaney to serve in the dual capacity as President of the Company and Bank, subject to any required regulatory approvals. Mr. Chaney succeeds Ashton J. Ryan, Jr., who had been serving as President of the Company and Bank, who resigned his position, effective April 6, 2017. Mr. Ryan will continue to serve the Bank in an advisory capacity. Mr. Ryan also resigned his position on the Boards of Directors of the Company and Bank, effective April 6, 2017.

Item 8.01.	Other Events.

The Company has announced that it received the non-objection of the Federal Reserve Bank of Atlanta by letter dated March 27, 2017 with respect to the Company’s appointment of Carl J. Chaney as Chief Executive Officer of the Company. The Louisiana Office of Financial Institutions and the Federal Deposit Insurance Corporation had previously issued their respective approvals or non-objections with respect to the appointment of Carl J. Chaney as Chief Executive Officer of the Bank. Pending such approvals, Mr. Chaney had been serving in a consulting capacity with the Company and Bank.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: April 7, 2017
FIRST NBC BANK HOLDING COMPANY

By:     /s/ Carl J. Chaney
Carl J. Chaney
Chief Executive Officer